EXHIBIT 99.1

State Auto Insurance Group announces review of strategic alternatives for its E&S business
COLUMBUS, OHIO - September 8, 2017 - The State Auto Insurance Group (State Auto) today announced it is undertaking a review of strategic alternatives for its Excess and Surplus (E&S) Lines business, including a possible sale transaction. State Auto has retained Keefe, Bruyette & Woods to advise in connection with the evaluation. The review includes affiliate Rockhill Insurance Company, which State Auto acquired in 2009 to enter the Excess & Surplus Lines insurance market.

“We’ve made tremendous progress in rebuilding State Auto, putting in place a new technology platform, products and processes for our core lines of business of personal and commercial insurance,” said State Auto President and CEO Mike LaRocco. “As we move forward focused on our goal of profitable growth, we are evaluating the best use of capital including the strategic fit of our E&S product lines.”
No assurance can be given as to whether, when or on what terms any possible transaction might occur. The company does not intend to make any further statements regarding this process unless and until a definitive agreement has been reached, or until the process of exploring strategic alternatives has ended.

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in State Auto Financial's Form 10-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to) legislative changes at both the state and federal level, state and federal regulatory rule making promulgations and adjudications, class action litigation involving the insurance industry and judicial decisions affecting claims, policy coverages and the general costs of doing business, the impact of competition on products and pricing, inflation in the costs of the products and services insurance pays for, product development, geographic spread of risk, weather and weather-related events, and other types of catastrophic events. State Auto Financial undertakes no obligation to update or revise any forward-looking statements.

CONTACTS

Media contact: Kyle Anderson, Kyle.Anderson@StateAuto.com, 614.917.5497
Investor contact: Tara Shull, Tara.Shull@StateAuto.com, 614.917.4478